FRESH AIR SOLUTIONS, L.P.


                          LIMITED PARTNERSHIP AGREEMENT


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                                TABLE OF CONTENTS

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ARTICLE I - INTERPRETIVE PROVISIONS........................................... 1

   SECTION 1.1  Certain Definitions........................................... 1
   SECTION 1.2  Rules of Construction......................................... 8

ARTICLE II - CONTINUATION..................................................... 9

   SECTION 2.1  Continuation  ................................................ 9
   SECTION 2.2  Name ......................................................... 9
   SECTION 2.3  Place of Business; Registered Agent........................... 9

ARTICLE III - BUSINESS PURPOSE................................................10

   SECTION 3.1  Business .....................................................10
   SECTION 3.2  Authorized Activities.........................................10

ARTICLE IV - CAPITAL CONTRIBUTIONS............................................10

   SECTION 4.1  Capital Contributions.........................................10
   SECTION 4.2  Additional Partnership Interests..............................11
   SECTION 4.3  No Third Party Beneficiaries..................................11
   SECTION 4.4  Capital Accounts..............................................11
   SECTION 4.5  Return of Capital Account; Interest...........................13
   SECTION 4.6  Preemptive Rights.............................................13

ARTICLE V - ALLOCATIONS AND DISTRIBUTIONS....................................13

   SECTION 5.1  Limited Liability.............................................13
   SECTION 5.2  Profits, Losses and Distributive Shares.......................14
   SECTION 5.3  Distributions.................................................19
   SECTION 5.4  Distributions upon Liquidation................................19

ARTICLE VI -  ARTNERSHIP MANAGEMENT...........................................19

   SECTION 6.1  Management and Control of Partnership Business................19
   SECTION 6.2  No Management by Limited Partners; Limitation of Liability....20
   SECTION 6.3  Limitations on Partners.......................................20
   SECTION 6.4  Compensation; Reimbursement of Expenses.......................21
   SECTION 6.5  Liability for Acts and Omissions..............................21
   SECTION 6.6  Indemnification...............................................22


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ARTICLE VII - ADMINISTRATIVE, FINANCIAL AND TAX MATTERS.......................22

   SECTION 7.1  Books and Records.............................................22
   SECTION 7.2  Annual Audit and Accounting...................................22
   SECTION 7.3  Partnership Funds.............................................22
   SECTION 7.4  Reports and Notices...........................................23
   SECTION 7.5  Tax Matters ..................................................23

ARTICLE VIII - TRANSFER OF PARTNERSHIP INTERESTS; ADMISSIONS OF PARTNERS......24

   SECTION 8.1  Transfer by General Partner...................................24
   SECTION 8.2  Obligations of a Prior General Partner........................24
   SECTION 8.3  Successor General Partner.....................................24
   SECTION 8.4  Restrictions on Transfer and Withdrawal by Limited Partner....25
   SECTION 8.5  Substituted Limited Partner...................................26
   SECTION 8.6  Timing and Effect of Transfers................................26
   SECTION 8.7  Additional Limited Partners...................................26
   SECTION 8.8  Amendment of Agreement and Certificate........................27
   SECTION 8.9  Tax Allocation Adjustments; Distributions After Transfer......27

ARTICLE IX - PARTNERS' PURCHASE OPTIONS.......................................27

   SECTION 9.1  I Partner's Purchase Option...................................27
   SECTION 9.2  E Partner's Right of Offer....................................28

ARTICLE X - DISSOLUTION AND LIQUIDATION.......................................28

   SECTION 10.1  Term and Dissolution.........................................28
   SECTION 10.2  Winding-Up ..................................................29
   SECTION 10.2  Liquidation of Partnership Assets............................29
   SECTION 10.3  Effect of Treasury Regulations...............................31
   SECTION 10.4  Time for Winding-Up..........................................31

ARTICLE XI - AMENDMENTS AND MEETINGS..........................................31

   SECTION 11.1  Amendment Procedure..........................................31
   SECTION 11.2  Meetings and Voting..........................................32


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ARTICLE XII - MISCELLANEOUS PROVISIONS........................................33

   SECTION 12.1  Title to Property............................................33
   SECTION 12.2  Other Activities of Limited Partners.........................33
   SECTION 12.3  Power of Attorney............................................33
   SECTION 12.4  Notices .....................................................34
   SECTION 12.5  Further Assurances...........................................34
   SECTION 12.6  Titles and Captions..........................................35
   SECTION 12.7  Applicable Law...............................................35
   SECTION 12.8  Binding Agreement............................................35
   SECTION 12.9  Waiver of Partition..........................................35
   SECTION 12.10 Counterparts and Effectiveness...............................35
   SECTION 12.11 Survival of Representations..................................35
   SECTION 12.12 Entire Agreement.............................................35
   SECTION 12.13 Property Rights..............................................35


Exhibit 1 - Schedule of Partners


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                            FRESH AIR SOLUTIONS, L.P.

                          LIMITED PARTNERSHIP AGREEMENT


     The undersigned, being the sole general partner and the initial Limited Partner of Fresh Air Solutions, L.P. (the "Partnership"), a limited partnership formed under the Pennsylvania Revised Uniform Limited Partnership Act, do hereby enter into this Partnership Agreement this ______ day of February, 1998.

                                R E C I T A L S:

     A. The Partnership was formed pursuant to a Certificate of Limited Partnership filed on November 6, 1997 with the Secretary of State of the Commonwealth of Pennsylvania under the name "Fresh Air Solutions, L.P.".

     B. The General Partner and the initial Limited Partners desire to set forth the understandings and agreements, including certain rights and obligations, among the Partners (as hereinafter defined) with respect to the Partnership.

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                       ARTICLE I - INTERPRETIVE PROVISIONS

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     SECTION 1.1 Certain Definitions. The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

     Act: The Pennsylvania Revised Uniform Limited Partnership Act, Pennsylvania Consolidated Statutes, Title 15, Chapters 81 and 85, as amended from time to time.

     Additional Limited Partner: A Person admitted to the Partnership as a Limited Partner in accordance with Section 8.7 hereof and who is shown as such on the books and records of the Partnership.

     Adjusted Capital Account: With respect to any Partner, such Partner's Capital Account maintained in accordance with Section 4.4 hereof, as of the end of the relevant Fiscal Year of the Partnership, after giving effect to the following adjustment:

     Debit to such Capital Account the items described in Treasury Regulations
Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

     The foregoing definition of "Adjusted Capital Account" is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.


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     Adjusted Capital Account Deficit: With respect to any Partner, the deficit balance, if any, in that Partner's Adjusted Capital Account as of the end of the relevant Fiscal Year of the Partnership.

     Affiliate: With respect to any referenced Person, (i) a member of such Person's immediate family; (ii) any Person who directly or indirectly owns, controls or holds the power to vote ten percent (10%) or more of the outstanding voting securities of the Person in question; (iii) any Person ten percent (10%) or more of whose outstanding securities are directly or indirectly owned, controlled, or held with power to vote by the Person in question; (iv) any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Person in question; (v) if the Person in question is a corporation, any executive officer or director of such Person or of any corporation directly or indirectly controlling such Person; and (vi) if the Person in question is a partnership, any general partner of the partnership or any limited partner owning or controlling ten percent (10%) or more of either the capital or profits interest in such partnership. As used herein, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     Agreed Value: In the case of any (i) Contributed Property acquired pursuant to the Contribution Agreement, the value (exclusive of any related indebtedness assumed by the Partnership or to which such Contributed Property is taken subject) of such Contributed Property as set forth in or determined pursuant to the Contribution Agreement or, if no such value is set forth or determined for such Contributed Property, the portion of the consideration provided for under the Contribution Agreement allocable to such Contributed Property (exclusive of any related indebtedness assumed by the Partnership or to which such Contributed Property is taken subject), as determined by the General Partner in its reasonable discretion, (ii) Contributed Property acquired other than pursuant to the Contribution Agreement, the fair market value of such property at the time of contribution, as determined by the General Partner using such method of valuation as it may adopt in its reasonable discretion and (iii) property distributed to a Partner by the Partnership, the Partnership's Book Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Code
Section 752 and the Treasury Regulations thereunder.

     Agreement: This Limited Partnership Agreement and all Exhibits attached hereto, as the same may be amended or restated and in effect from time to time.

     Arm's-length basis: As to any transaction agreement, or other arrangement, being on terms that would be reached by unrelated parties not under any compulsion to contract.

     Assignee: Any Person to whom one or more Partnership Units have been Transferred as permitted under this Agreement but who has not become a Substituted Limited Partner in accordance with the provisions hereof.


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     Bankruptcy: The "Bankruptcy" of a Partner shall be deemed to have occurred upon the happening of any of the following:

          (a) The valid appointment of a receiver or trustee or other representative to administer all or a substantial portion of a Partner's assets or a Partner's Interest in the Partnership;

          (b) The filing by a Partner of voluntary petition for relief under the Bankruptcy Code or any similar statute of any jurisdiction or of a pleading in any court or tribunal admitting in writing its inability to pay its debts as they become due;

          (c) The making by a Partner of a general assignment for the benefit of creditors;

          (d) The filing by a Partner of an answer admitting the material allegations of, or its consenting to or defaulting in answering, a petition for relief filed against it in any proceeding under the Bankruptcy Code or any similar statute of any jurisdiction (including any foreign jurisdiction); or

          (e) The entry of an order, judgment or decree by any court of competent jurisdiction, granting relief against a Partner in a proceeding under the Bankruptcy Code or any similar statute of any jurisdiction, and such order, judgment or decree continuing unstayed and in effect for a period of thirty (30) days after such entry.

          Book-Tax Disparity: With respect to any item of Contributed Property, or property the Book Value of which has been adjusted in accordance with Section 4.4(D), as of the date of determination, the difference between the Book Value of such property and the adjusted basis of such property for federal income tax purposes.

          Book Value: With respect to any Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation with respect to such property properly charged to the Partners' Capital Accounts and with respect to any other asset, the asset's adjusted basis for federal income tax purposes; provided, however, (a) the Book Value of all Partnership Assets shall be adjusted in the event of a revaluation of Partnership Assets in accordance with Section 4.4(D) hereof, (b) such Book Value shall be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and (c) the Book Value of any Partnership Asset distributed to any Partner shall be the fair market value of such asset on the date of distribution as determined by the General Partner.

          Capital Account: The account maintained by the Partnership for each Partner described in Section 4.4 hereof.

          Capital Contribution: The total amount of cash or cash equivalents and the Agreed Value of Contributed Property which a Partner contributes or is deemed to contribute to the Partnership pursuant to the terms of this Agreement.


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          Certificate: The Partnership's Certificate of Limited Partnership
filed in the office of the Secretary of State of the Commonwealth of Pennsylvania, as amended from time to time.

          Code: The Internal Revenue Code of 1986, as amended from time to time.

          Consent: Either the written consent of a Person or the affirmative vote of such Person at a meeting duly called and held pursuant to this Agreement, as the case may be, to do the act or thing for which the consent or vote is required or solicited, or the act of granting such consent or vote, as the context may require.

          Contributed Property: Each property or other asset (excluding cash and cash equivalents) contributed or deemed contributed to the Partnership (whether as a result of a Code Section 708 termination or otherwise). For the avoidance of doubt, the properties and assets held by the partnership constituting the Box Assets (as defined in the Contribution Agreement) shall constitute Contributed Properties to the extent the Contributed Interests are acquired by the Partnership.

          Contribution Agreement: The Contribution Agreement dated the date hereof pursuant to which, inter alia, property is being contributed to the Partnership on the Effective Date in exchange for Partnership Units.

          E Partner: means the initial holder of 10% of the Partnership Units.

          Effective Date: February __, 1998.

          ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

          Exercise Date: Shall have the meaning set forth in Section 9.1.

          Fair Market Value: As to any property, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts that are relevant to the purchase and sale of such property, and assuming each party acts on an Arm's-length basis with the expectation of concluding the purchase or sale within a reasonable time.

          Fiscal Year: The calendar year or such other twelve (12) month period designated by the General Partner.

          General Partner: The Person identified as a general partner on Exhibit 1 hereto and its respective successor(s) who or which become Successor General Partner(s) in accordance with the terms of this Agreement.

          General Partner Interest: A Partnership Interest held by the General Partner that is a general partner interest. A General Partner Interest may be expressed as a number of Partnership Units.


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          I Partner: means the initial holder of 90% of the Partnership Units, and its successors and assigns permitted hereunder.

          Involuntary Withdrawal: As to any (i) individual shall mean such individual's death, incapacity or adjudication of incompetence, (ii) corporation shall mean its dissolution or revocation of its charter (unless such revocation is promptly corrected upon notice thereof), (iii) partnership shall mean the dissolution and commencement of winding up of its affairs, (iv) trust shall mean the termination of the trust (but not the substitution of trustees), (v) estate shall mean the distribution by the fiduciary of the estate's complete interest in the Partnership and (vi) Partner shall mean the Bankruptcy of such Partner.

          IRS: The Internal Revenue Service, which administers the internal revenue laws of the United States.

          Limited Partner: Those Persons listed as such on Exhibit 1 attached hereto and made a part hereof, as such Exhibit may be amended from time to time, including any Person who becomes a Substituted Limited Partner or an Additional Limited Partner in accordance with the terms of this Agreement.

          Limited Partner Interest: A Partnership Interest held by a Limited Partner that is a limited partner interest. A Limited Partner Interest may be expressed as a number of Partnership Units.

          Nonrecourse Liability: A liability as defined in Treasury Regulations
Section 1.704-2(b)(3).

          Notice: A writing containing the information required by this Agreement to be communicated to a Person and delivered to such Person in accordance with Section 12.4; provided, however, that any written communication containing such information actually received by such Person shall constitute Notice for all purposes of this Agreement.

          Partner Minimum Gain: The gain (regardless of character) which would be realized by the Partnership if property of the Partnership subject to a partner nonrecourse debt (as such term is defined in Treasury Regulation's
Section 1.704-2(b)(4)) were disposed of in full satisfaction of such debt on the relevant date. The adjusted basis of property subject to more than one partner nonrecourse debt shall be allocated in a manner consistent with the allocation of basis for purposes of determining Partnership Minimum Gain hereunder. Partner Minimum Gain shall be computed hereunder using the Book Value, rather than the adjusted tax basis, of the Partnership property in accordance with Treasury Regulations Section 1.704-2(d)(3).

          Partner Nonrecourse Deductions: With respect to any partner nonrecourse debt (as such term is defined in Treasury Regulation Section 1.704-2(b)(4)), the increase in Partner Minimum Gain during the tax year plus any increase in Partner Minimum Gain for a prior tax year which has not previously generated a Partner Nonrecourse Deduction hereunder. The determination


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of which Partnership items constitute Partner Nonrecourse Deductions shall be made in a manner consistent with the manner in which Partnership Nonrecourse Deductions are determined hereunder.

          Partner Loans: Any loan made by the General Partner or an Affiliate of the General Partner to the Partnership, which loan shall bear interest at a rate equal to the three-month LIBOR (as published in the Wall Street Journal) plus 1.00% per annum, such rate to be set on the date of the making of the loan and to be reset on the first day of each succeeding quarter.

          Partners: The General Partner and the Limited Partners as a group. The term "Partner" shall mean a General Partner or a Limited Partner. Such terms shall be deemed to include such other Persons who become Partners pursuant to the terms of this Agreement.

          Partnership: The Pennsylvania limited partnership referred to herein as Fresh Air Solutions, L.P., as such partnership may from time to time be constituted.

          Partnership Assets: At any particular time, any assets or property (real or personal, tangible or intangible, choate or inchoate, fixed or contingent) owned by the Partnership.

          Partnership Interest or Interest: As to any Partner, such Partner's ownership interest in the Partnership and including such Partner's right to distributions under this Agreement and any other rights or benefits which such Partner has in the Partnership, together with any and all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

          Partnership Minimum Gain: The aggregate gain (regardless of character) which would be realized by the Partnership if all of the property of the Partnership subject to nonrecourse debt (other than partner nonrecourse debt as such term is defined in Treasury Regulations Section 1.704-2(b)(4)) were disposed of in full satisfaction of such debt and for no other consideration on the relevant date. In the case of any Nonrecourse Liability of the Partnership which is not secured by a mortgage with respect to any specific property of the Partnership, any and all property of the Partnership to which the holder of said liability has recourse shall be treated as subject to such Nonrecourse Liability for purposes of the preceding sentence. Partnership Minimum Gain shall be computed separately for each Nonrecourse Liability of the Partnership. For this purpose, the adjusted basis of property subject to two or more liabilities of equal priority shall be allocated among such liabilities in proportion to the outstanding balance of such liabilities, and the adjusted basis of property subject to two or more liabilities of unequal priority shall be allocated to the liability of inferior priority only to the extent of the excess, if any, of the adjusted basis of such property over the outstanding balance of the liability of superior priority. Partnership Minimum Gain shall be computed hereunder using the Book Value, rather than the adjusted tax basis, of the Partnership property in accordance with Treasury Regulations Section 1.704-2(d)(3).

          Partnership Nonrecourse Deductions: The amount of Partnership deductions equal to the increase, if any, in the amount of the aggregate Partnership Minimum Gain during the tax year (plus any increase in Partnership Minimum Gain for a prior tax year which has not previously


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generated a Partnership Nonrecourse Deduction) reduced (but not below zero) by the aggregate distributions made during the tax year of the proceeds of a Nonrecourse Liability of the Partnership which are attributable to an increase in Partnership Minimum Gain within the meaning of Treasury Regulations Section 1.704-2(d). The Partnership Nonrecourse Deductions for a Partnership tax year shall consist first of depreciation or cost recovery deductions with respect to each property of the Partnership giving rise to such increase in Partnership Minimum Gain on a pro rata basis to the extent of each such increase, with any excess made up pro rata of all items of deduction.

          Partnership Unit: A fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Section 4.1 hereof.

          Percentage Interest: As to any Partner, the percentage in the Partnership, as determined by dividing the Partnership Units then owned by such Partner by the total number of Partnership Units then outstanding, as the same may be automatically adjusted from time to time to reflect the issuance and redemption of Partnership Units in accordance with this Agreement, without requiring the amendment of Exhibit 1 to reflect any such issuance or redemption.

          Person: Any individual, partnership, corporation, limited liability company, trust or other entity.

          Profits and Losses: For each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss (as the case may be) for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          a. Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          b. Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

          c. Where property is reflected in the Capital Accounts at a book basis different from the basis of such property for U.S. Federal income tax purposes, all gain, loss, depreciation and amortization on such property shall be determined for purposes of adjusting Capital Accounts based on the book basis of such property in accordance with U.S. Department of Treasury Regulations Section 1.704-1(b)(2)(iv)(g); and

          d. Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by


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reference to the Book Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from such Book Value.

          Recourse Liabilities: The liabilities owed by the Partnership, other than nonrecourse liabilities and liabilities to which Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

          SEC: The Securities and Exchange Commission.

          Subsidiary: With respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

          Substituted Limited Partner: That Person or those Persons admitted to the Partnership as a substitute Limited Partner, in accordance with the provisions of this Agreement. A Substituted Limited Partner, upon admission as such, shall succeed to the rights, privileges and liabilities of the predecessor in interest as a Limited Partner.

          Successor General Partner: Any Person who is admitted to the Partnership as substitute General Partner pursuant to this Agreement. A Successor General Partner, upon its admission as such, shall succeed to the rights, privileges and liabilities of its predecessor in interest as General Partner, in accordance with the provisions of the Act.

          Tax Matters Partner: The General Partner or such other Partner who becomes Tax Matters Partner pursuant to the terms of this Agreement.

          Terminating Capital Transaction: The sale or other disposition of all or substantially all of the Partnership Assets or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the Partnership Assets.

          Transfer: With respect to any Partnership Unit shall mean a transaction in which a Partner assigns his Partnership Interest to another Person and includes any sale, assignment, gift, pledge, mortgage, exchange, hypothecation, encumbrance or other disposition by law or otherwise.

          Treasury Regulations: The Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time.

          SECTION 1.2 Rules of Construction. The following rules of construction shall apply to this Agreement:

          (A) All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.


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          (B) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.

          (C) Each provision of this Agreement shall be considered severable from the rest, and if any provision of this Agreement or its application to any Person or circumstances shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any Person or circumstances shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

          (D) Unless otherwise specifically and expressly limited in the context, any reference herein to a decision, determination, act, action, exercise of a right, power or privilege, or other procedure by the General Partner shall mean and refer to the decision, determination, act, action, exercise or other procedure by the General Partner in its sole and absolute discretion.

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                            ARTICLE II - CONTINUATION

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          SECTION 2.1 Continuation. The Partners hereby continue the Partnership as a limited partnership under the Act. The General Partner shall take all action required by law to perfect and maintain the Partnership as a limited partnership under the Act and under the laws of all other jurisdictions in which the Partnership may elect to conduct business, including but not limited to the filing of amendments to the Certificate with the Commonwealth of Pennsylvania Secretary of State, and qualification of the Partnership as a foreign limited partnership in the jurisdictions in which such qualification shall be required, as determined by the General Partner. The General Partner shall also promptly register the Partnership under applicable assumed or fictitious name statutes or similar laws.

          SECTION 2.2 Name. The name of the Partnership is Fresh Air Solutions, L.P. The General Partner may adopt such assumed or fictitious names as it deems appropriate in connection with the qualifications and registrations referred to in Section 2.1.

          SECTION 2.3 Place of Business; Registered Agent. The principal office of the Partnership is located at 330 South Warminster Road, Hatboro, Pennsylvania 19040, which office may be changed to such other place as the General Partner may from time to time designate. The Partnership may establish offices for the Partnership within or without the Commonwealth of Pennsylvania as may be determined by the General Partner. The initial registered agent for the Partnership in the Commonwealth of Pennsylvania is The Corporation Trust Company, whose address is c/o Corporation Trust Center, 1635 Market Street, Philadelphia, Pennsylvania 19103.


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                         ARTICLE III - BUSINESS PURPOSE

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          SECTION 3.1 Business. The business of the Partnership shall be (i)
conducting any business that may be lawfully conducted by a limited partnership pursuant to the Act, (ii) entering into any partnership, joint venture or other relationship to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing, (iii) making loans, guarantees, indemnities or other financial accommodations and borrowing money and pledging its assets to secure the repayment thereof, (iv) to do any of the foregoing with respect to any Affiliate or Subsidiary and (v) doing anything necessary or incidental to the foregoing.

          SECTION 3.2 Authorized Activities. In carrying out the purposes of the Partnership, but subject to all other provisions of this Agreement, the Partnership is authorized to engage in any kind of lawful activity, and perform and carry out contracts of any kind, necessary or advisable in connection with the accomplishment of the purposes and business of the Partnership described herein and for the protection and benefit of the Partnership; provided, however, that the General Partner shall not be obligated to cause the Partnership to take, or refrain from taking, any action which action or omission, in the judgment of the General Partner, (i) could adversely affect the ability of the General Partner to manage and control the Partnership, (ii) could subject the General Partner to additional taxes under Code Section 857 or 4981 or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities. The General Partner may, or cause any of its Affiliates to, make a Partner Loan at any time and interest and principal on such Partner Loan shall be paid at such times as may be determined by the General Partner.

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                       ARTICLE IV - CAPITAL CONTRIBUTIONS

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          SECTION 4.1 Capital Contributions. Upon the contribution to the
Partnership of property in accordance with the Contribution Agreement, Partnership Units shall be issued in accordance with, and as contemplated by, the Contribution Agreement, and the Persons receiving such Partnership Units shall become Partners and shall be deemed to have made a Capital Contribution as set forth on Exhibit 1. Exhibit 1 also sets forth the initial number of Partnership Units owned by each Partner and the Percentage Interest of each Partner, which Percentage Interest shall be adjusted from time to time by the General Partner to reflect the issuance of additional Partnership Units, the redemption of Partnership Units, additional Capital Contributions and similar events having an effect on a Partner's Percentage Interest. Except as set forth in Section 4.2 (regarding issuance of additional Partnership Units), no Partner shall be required under any circumstances to contribute to the capital of the Partnership any amount beyond that sum required pursuant to this Article IV.


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          SECTION 4.2 Additional Partnership Interests.

          (A) Subject to Section 4.2(B) below, the Partnership may issue additional limited partnership interests in the form of Partnership Units for any Partnership purpose at any time or from time to time, to any Partner or other Person.

          (B) Prior to any proposed issuance of additional partnership interests, each Limited Partner shall have the option to either (i) purchase such number of additional limited partnership interests (on the same terms as such additional limited partnership interests are being purchased by all other purchasers) as will result in such Limited Partner holding the same Percentage Interest in the Partnership immediately after giving effect to such proposed issuance as such Limited Partner held immediately prior to such proposed issuance or (ii) notify the General Partner that no such additional partnership interests shall be issued. In the event that a Limited Partner delivers a notice pursuant to clause (ii) of the preceding sentence, the Partnership shall be prohibited from issuing any additional partnership interests, and any such issuance shall be null and void ab initio. At least 30 days prior to any proposed issuance of any additional partnership interests, the General Partner shall notify in writing the Limited Partners of such proposed issuance, and each Limited Partner shall have 20 days from receipt of such notice to make its forgoing election.

          SECTION 4.3 No Third Party Beneficiaries. The foregoing provisions of this Article IV are not intended to be for the benefit of any creditor of the Partnership or other Person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or any of the Partners and no such creditor or other Person shall obtain any right under any such foregoing provision against the Partnership or any of the Partners by reason of any debt, liability or obligation (or otherwise).

          SECTION 4.4 Capital Accounts.

          (A) (1) The Partnership shall establish and maintain a separate Capital Account for each Partner in accordance with Code Section 704 and Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Partner shall include the amount of all Capital Contributions made to the Partnership by such Partner in accordance with this Agreement, and shall be (i) increased by Profits allocated to such Partner pursuant to Article V and (ii) decreased by (A) the amount of cash and the Agreed Value of any property distributed to such Partner pursuant to the terms of this Agreement and (B) Losses allocated to such Partner pursuant to Article V, and otherwise maintained in accordance with U.S. Treasury Regulations (specifically Treas. Reg. 1.704-1(b)(2)(iv), as amended from time to time, or its successor provisions) in order for the allocation of Profits and Losses pursuant to Article V hereof to have substantial economic effect within the meaning of Section 704(b) of the Code. The value of Partnership property shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of Partnership property in the event of either (i) a contribution of money or other property to the Partnership by a new or existing Partner as consideration for an interest in the Partnership; or (ii) a distribution of money or property by the Partnership to a retiring or continuing Partner as consideration for an interest in the Partnership. If a Partner contributes to the Partnership property to which Section

704(c) of the Code applies, or if a revaluation of Partnership property occurs under one of the circumstances described in the preceding sentence, the Capital Accounts shall be adjusted as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

          (2) Immediately prior to the distribution of any property (other than cash) to a Partner, the Capital Account of each Partner shall be increased or decreased, as the case may be, to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not previously been reflected in the Capital Accounts) would be allocated among the Partners if there were a taxable disposition of such property for its Agreed Value on the date of the distribution.

          (3) No Partner shall be entitled to interest on its capital contributions or on the positive balance in its Capital Account and no such interest shall be accrued.

          Any reference in any section or subsection of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.

          (B) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for federal income tax purposes, determined in accordance with Code Section 703(a), with the following adjustments:

          (1) any income, gain or loss attributable to the taxable disposition of any Partnership Asset shall be determined by treating the adjusted basis of such property as of the date of such disposition as equal to the Book Value of such property as of such date;

          (2) the computation of all items of income, gain, loss and deduction shall be made without regard to any Code Section 754 election that may be made by the Partnership, except to the extent required in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(m);

          (3) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing Profit and Loss, there shall be taken into account depreciation for such Fiscal Year;

          (4) in the event the Book Value of any Partnership Asset is adjusted pursuant to Section 4.4(D) below, the amount of such adjustment shall be treated as gain or loss from the disposition of such asset.

          (C) Any transferee of a Partnership Interest shall succeed to a pro rata portion of the transferor's Capital Account transferred unless such Transfer causes a Code Section 708 termination of the Partnership, in which case the Book Value of all Partnership Assets shall be adjusted immediately prior to the deemed distribution pursuant thereto as provided in Section 4.4(D).

          (D) Consistent with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(f), (i) immediately prior to the acquisition of an additional Partnership Interest by any new or existing Partner in connection with the contribution of money or other property (other than a de minimis amount) to the Partnership, (ii) immediately prior to the distribution by the Partnership to a Partner of Partnership property (other than a de minimis amount) as consideration for a Partnership Interest and (iii) immediately prior to the liquidation of the Partnership as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(g), the Book Value of all Partnership Assets shall be revalued upward or downward to reflect the fair market value of each such Partnership Asset as determined by the General Partner using such reasonable method of valuation as it may adopt unless the General Partner shall determine that such revaluation is not necessary to maintain Capital Accounts in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

          (E) The foregoing provisions of this Section 4.4 are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Partners' Capital Accounts are computed hereunder in order to comply with such Treasury Regulations, the General Partner may make such modification if such modification is not likely to have a material effect on the amount or timing of any distribution to any Partner under the terms of this Agreement and the General Partner notifies the other Partners in writing of such modification prior to making such modification.

          SECTION 4.5 Return of Capital Account; Interest. Except as otherwise specifically provided in this Agreement, (i) no Partner shall have any right to withdraw or reduce its Capital Contributions or Capital Account, or to demand and receive property other than cash from the Partnership in return for its Capital Contributions or Capital Account; (ii) no Partner shall have any priority over any other Partners as to the return of its Capital Contributions or Capital Account; (iii) any return of Capital Contributions or Capital Accounts to the Partners shall be solely from the Partnership Assets, and no Partner shall be personally liable for any such return; and (iv) no interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

          SECTION 4.6 Preemptive Rights. Other than as set forth in Section 4.2(B), no Person shall have any preemptive or similar rights with respect to the issuance or sale of additional Partnership Units.

--------------------------------------------------------------------------------

                    ARTICLE V - ALLOCATIONS AND DISTRIBUTIONS

--------------------------------------------------------------------------------

          SECTION 5.1 Limited Liability. For bookkeeping purposes, the Profits of the Partnership shall be shared, and the Losses of the Partnership shall be borne, by the Partners as provided in Section 5.2 below; provided, however, that except as expressly provided in this Agreement, no Limited Partner (in its capacity as a Limited Partner) shall be personally liable for losses costs, expenses, liabilities or obligations of the Partnership in excess of its Capital Contribution required under Article IV hereof.

          SECTION 5.2 Profits, Losses and Distributive Shares.

          (A) Profits. After giving effect to the special allocations, if any, provided in Section 5.2(C) and (D), Profits in each Fiscal Year shall be allocated in the following order:

          (1) First, to the General Partner until the cumulative Profits allocated to the General Partner under this Section 5.2(A)(1) equal the cumulative Losses allocated to such Partner under Section 5.2(B)(3);

          (2) Second, to each Partner in proportion to the cumulative Losses allocated to such Partner under Section 5.2(B)(2), until the cumulative Profits allocated to such Partner under this Section 5.2(A)(2) equal the cumulative Losses allocated to such Partner under Section 5.2(B)(2);

          (3) Third, to each Partner in proportion to the cumulative Losses allocated to such Partner under Section 5.2(B)(1), until the cumulative Profits allocated to such Partner under this Section 5.2(A)(3) equal the cumulative Losses allocated to such Partner under Section 5.2(B)(1);

          (4) Then, the balance, if any, to the Partners in accordance with their respective Percentage Interests.

          (B) Losses. After giving effect to the special allocations, if any, provided in Section 5.2(C) and (D), Losses in each Fiscal Year shall be allocated in the following order of priority:

          (1) First, to the Partners, in accordance with their respective Percentage Interests, but not in excess of the positive Capital Account balance of any Partner prior to the allocation provided for in this Section 5.2(B)(1);

          (2) Second, to the Partners with positive Capital Account balances prior to the allocation provided for in this Section 5.2(B)(2), in proportion to the amount of such balances until all such balances are reduced to zero;

          (3) Thereafter, to the General Partner.

This Section 5.2(B) shall control, notwithstanding any reallocation or adjustment of taxable income, loss or other items by the Internal Revenue Service or any other taxing authority.

          (C) Special Allocations. Except as otherwise provided in this Agreement, the following special allocations will be made in the following order and priority:

          (1) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any tax year or other period for which allocations are made, each Partner will be specially allocated items of

Partnership income and gain for that tax year or other period (and, if necessary, subsequent periods) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain during such tax year or other period determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(C)(1) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith, including the exceptions to the minimum gain chargeback requirement set forth in Treasury Regulations Section 1.704-2(f) and (3). If the General Partner concludes, after consultation with tax counsel, that the Partnership meets the requirements for a waiver of the minimum gain chargeback requirement as set forth in Treasury Regulations Section 1.704-2(f)(4), the General Partner may take steps reasonably necessary or appropriate in order to obtain such waiver.

          (2) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section (other than Section 5.2(C)(1) which shall be applied before this Section 5.2(C)(2)), if there is a net decrease in Partner Minimum Gain during any tax year or other period for which allocations are made, each Partner with a share of Partner Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(i)(5) shall be specially allocated items of Partnership income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). This
Section 5.2(C)(2) is intended to comply with the minimum gain chargeback requirements of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith, including the exceptions set forth in Treasury Regulations Section 1.704-2(f)(2) and (3) to the extent such exceptions apply to Treasury Regulations Sections 1.704-2(i)(4). If the General Partner concludes, after consultation with tax counsel, that the Partnership meets the requirements for a waiver of the Partner Minimum Gain chargeback requirement set forth in Treasury Regulation 1.704-2(f), but only to the extent such exception applies to Treasury Regulations Section 1.704-2(i)(4), the General Partner may take steps necessary or appropriate to obtain such waiver.

          (3) Qualified Income Offset. A Partner who unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Partnership income and gain in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations 1.704-1(b)(2)(ii)(d), the Adjusted Capital Account Deficit of the Partner as quickly as possible, provided that an allocation pursuant to this Section 5.2(C)(3) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(C)(3) were not contained in this Agreement.

          (4) Partnership Nonrecourse Deductions. Partnership Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Partners in proportion to their respective Partnership Interests in the Partnership.

          (5) Partner Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Partner who bears the economic risk of loss with respect to the liability to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

          (6) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (4), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

          (7) Depreciation Recapture. The parties hereto recognize that part of any gain recognized by the Partnership in any fiscal year on the sale, exchange or other disposition of all or any part of the assets of the Partnership may be treated for U.S. Federal income tax purposes (as a result of the application of Section 1245 or 1250 of the Code) as ordinary income by reason of "Depreciation Recapture." It is the understanding and agreement of the parties that, to the extent possible, without increasing the total taxable gain to the Partnership or the amount of taxable gain allocable to any Partner by reason of any such sale, exchange or other disposition, to the extent not attributable, at the time of contribution, to the excess of the basis of contributed property reflected in the Capital Accounts over the tax basis of that property that portion of such gain which shall constitute Depreciation Recapture shall be allocated among the Partners in the proportion that the depreciation deductions (or basis reductions treated as depreciation deductions) giving rise to such Depreciation Recapture were taken by or allocated to the Partners after the date of this Agreement. Depreciation Recapture with respect to depreciation deductions taken before an asset is contributed to the Partnership will be allocable to the Partner who contributed the asset to the Partnership.

          (8) Interest in Partnership. Notwithstanding any other provision of this Agreement, no allocation of Profit or Loss (or item of Profit or Loss) will be made to a Partner if the allocation would not have "economic effect" under Treasury Regulations Section 1.704-1(b)(2)(ii)(a) and would not be in accordance with the Partner's interest in the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(3).

          (D) Curative Allocations. The allocations set forth in Section 5.2(C)(1) through (8) (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is authorized to further allocate Profits, Losses, and other items among the Partners in a reasonable manner so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions would be divided among the Partners under Section 5.3, but for application of the Regulatory Allocations. In general, the reallocation will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction, to the extent they exist, among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each Partner is zero. The General Partner may accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

          (E) Tax Allocations.

          (1) Except as otherwise provided in Section 5.2(E)(2), each item of income, gain, loss and deduction shall be allocated for federal income tax purposes in the same manner as each correlative item of income, gain, loss or deduction, is allocated for book purposes pursuant to the provisions of Section
5.2 hereof.

          (2) Notwithstanding anything to the contrary in this Article V (except in this Section 5.2(E)), in an attempt to eliminate any Book-Tax Disparity with respect to a Contributed Property, items of income, gain, loss or deduction with respect to each such property shall be allocated for federal income tax purposes among the Partners as follows:

               (a) Depreciation, Amortization and Other Cost Recovery Items. In the case of each Contributed Property with a Book-Tax Disparity, any item of depreciation, amortization or other cost recovery allowance attributable to such property shall be allocated as follows: (x) first, to Partners (the "Non-Contributing Partners") other than the Partners who contributed such property to the Partnership (or are deemed to have contributed the property pursuant to Section 4.1(A) (the "Contributing Partners") in an amount up to the book allocation of such items made to the Non-Contributing Partners pursuant to
          Section 5.2 hereof, pro rata in proportion to the respective amount of book items so allocated to the Non-Contributing Partners pursuant to
          Section 5.2 hereof; and (y) any remaining depreciation, amortization or other cost recovery allowance to the Contributing Partners in proportion to their Percentage Interests. In no event shall the total depreciation, amortization or other cost recovery allowance allocated hereunder exceed the amount of the Partnership's depreciation, amortization or other cost recovery allowance with respect to such property.

               (b) Gain or Loss on Disposition. In the event the Partnership sells or otherwise disposes of a Contributed Property with a Book-Tax Disparity, any gain or loss recognized by the Partnership in connection with such sale or other disposition shall be allocated among the Partners as follows: (x) first, any gain or loss shall be allocated to the Contributing Partners in proportion to their Percentage Interests to the extent required to eliminate any Book-Tax Disparity with respect to such property; and (y) any remaining gain or loss shall be allocated among the Partners in the same manner that the correlative items of book gain or loss are allocated among the Partners pursuant to Section 5.2 hereof.

          (3) In the event the Book Value of a Partnership Asset (including a Contributed Property) is adjusted pursuant to Section 4.4(D) hereof, and such asset has not been deemed contributed to a new partnership, with the contributing partnership then being liquidated pursuant to Code Section 708 subsequent thereto, all items of income, gain, loss or deduction in respect of such property shall be allocated for federal income tax purposes among the Partners in the same manner as provided in Section 5.2(E)(2) hereof to take into account any variation between the fair market value of the property, as determined by the General Partner using such reasonable method of valuation as it may adopt, and the Book Value of such property, both determined as of the date of such adjustment.

          (4) The General Partner shall have the authority to elect alternative methods to eliminate the Book-Tax Disparity with respect to one or more Contributed Properties, as permitted by Treasury Regulations Section 1.704-3, and such election shall be binding on all of the Partners.

          (5) The Partners hereby intend that the allocation of tax items pursuant to this Section 5.2(E) comply with the requirements of Code Section 704(c) and Treasury Regulations Section 1.704-3.

          (6) The allocation of items of income, gain, loss or deduction pursuant to this Section 5.2(E) are solely for federal, state and local income tax purposes, and the Capital Account balances of the Partners shall be adjusted solely for allocations of "book" items in respect of Partnership Assets pursuant to Section 5.2(A), (B), (C), (D) and (F) hereof.

          (F) Other Allocation Rules. The following rules will apply to the calculation and allocation of Profits, Losses and other items:

          (1) Except as otherwise provided in the Agreement, all Profits, Losses and other items allocated to the Partners will be allocated among them in proportion to their Percentage Interests.

          (2) For purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses and other items will be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the related Treasury Regulations.

          (3) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss and deduction, and other allocations not provided for in this Agreement will be divided among the Partners in the same proportions as they share Profits and Losses, provided, however, that any credits shall be allocated in accordance with Treasury Regulations Section 1.704-1(b)(4)(ii).

          (4) For purposes of Treasury Regulations Section 1.752-3(a), the Partners hereby agree that any nonrecourse liabilities of the Partnership in excess of the sum of (i) the Partnership Minimum Gain and (ii) the aggregate amount of taxable gain that would be allocated to the Partners under Section 704(c) (or in the same manner as Section 704(c) in connection with a revaluation of Partnership property) if the Partnership disposed of (in a taxable transaction) all Partnership property subject to one or more nonrecourse liabilities of the Partnership in full satisfaction of such liabilities and for no other consideration, shall be allocated among the Partners in accordance with their respective shares of Profits. The General Partner shall have discretion in any Fiscal Year to allocate such excess nonrecourse liabilities among the Partners (a) in a manner reasonably consistent with allocations (that have substantial economic effect) of some other significant item of Partnership income or gain or (b) in accordance with the manner in which it is reasonably expected that the deductions attributable to the excess nonrecourse liabilities will be allocated.

          (G) Partner Acknowledgment. The Partners agree to be bound by the provisions of this Section 5.2 in reporting their shares of Partnership income, gain, loss, deduction and credit for income tax purposes.

          (H) Regulatory Compliance. The foregoing provisions of this Section
5.2 relating to the allocation of Profits, Losses and other items for federal income tax purposes are intended to comply with Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.704-3 and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

          SECTION 5.3 Distributions. No Limited Partner shall have the right to demand a distribution from the Partnership. At the General Partner's election, the Partnership shall make periodic distributions (in each case in accordance with the Partners' Percentage Interests) to each Partner in amounts such that, after giving effect to such distribution, the Partners shall have received an amount sufficient to satisfy all federal, state and local income taxes actually payable by the Partners as a result of their interests in the Profits of the Partnership for such period. In addition, the Partnership shall, at such times as the General Partner shall determine, distribute cash to the Partners in amounts that the General Partner determines. All distributions shall be made in accordance with the Partners' Percentage Interests.

          SECTION 5.4 Distributions upon Liquidation. Notwithstanding any other provision hereof, proceeds of a Terminating Capital Transaction shall be distributed to the Partners in accordance with Section 10.3.

--------------------------------------------------------------------------------

                       ARTICLE VI - PARTNERSHIP MANAGEMENT

--------------------------------------------------------------------------------

          SECTION 6.1 Management and Control of Partnership Business.

          (A) Except as otherwise expressly provided or limited by the provisions of this Agreement, the General Partner shall have full, exclusive and complete discretion to manage the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership and to take all such action as it deems necessary or appropriate in connection with the business of the Partnership. Except as expressly set forth in this Agreement, the Limited Partners shall not have any authority, right, or power to bind the Partnership, or to manage, or to participate in any way whatsoever in the management of the business and affairs of the Partnership in any manner whatsoever. Such management shall in every respect be the full and complete responsibility of the General Partner alone as herein provided.

          (B) In carrying out the purposes of the Partnership, the General Partner and/or any management committee, officer of the Partnership or other persons appointed by the General Partner in its sole discretion shall be authorized to take all actions it deems necessary and appropriate to carry on the business of the Partnership. The General Partner shall be authorized to delegate to one or more persons (including, without limitation, appointment of a Management Committee and/or officers of the Partnership) the General Partner's rights and powers to manage and control the business and affairs of the Partnership, including to delegate to agents, officers and employees of the General Partners or the Partnership. The Limited Partners, by execution hereof, agree that the General Partner and/or any management committee, officers of the Partnership or other persons appointed by the General Partner in its sole discretion is authorized to execute, deliver and perform any agreement and/or transaction on behalf of the Partnership.

          (C) The General Partner and its Affiliates may acquire Limited Partner Interests from Limited Partners who agree so to transfer Limited Partner Interests from the Partnership in accordance with Section 4.2(A). Any Limited Partner Interest acquired by the General Partner shall be converted into a General Partner Interest. Upon acquisition of any Limited Partner Interest or by an Affiliate of the General Partner, such Affiliate shall have all the rights of a Limited Partner or.

          SECTION 6.2 No Management by Limited Partners; Limitation of
Liability.

          (A) The Limited Partners, in their capacity as Limited Partners shall not take part in the day-to-day management, operation or control of the business and affairs of the Partnership or have any right, power, or authority to act for or on behalf of or to bind the Partnership or transact any business in the name of the Partnership. The Limited Partners shall not have any rights other than those specifically provided herein or granted by law where consistent with a valid provision hereof. Any approvals rendered or withheld by the Limited Partners pursuant to this Agreement shall be deemed as consultation with or advice to the General Partner in connection with the business of the Partnership and, in accordance with the Act, shall not be deemed as participation by the Limited Partners in the business of the Partnership and are not intended to create any inference that the Limited Partners should be classified as general partners under the Act.

          (B) No Limited Partner shall have any liability under this Agreement except with respect to withholding under Section 7.6, in connection with a violation of any provision of this Agreement by such Limited Partner or as provided in the Act.

          (C) The General Partner shall not take any action which would subject a Limited Partner (in its capacity as Limited Partner) to liability as a general partner.

          SECTION 6.3 Limitations on Partners.

          (A) No Partner or Affiliate of a Partner shall have any authority to perform (i) any act in violation of any applicable law or regulation thereunder,
(ii) any act prohibited by

Section 6.2(C), or (iii) any act which is required to be Consented to or ratified pursuant to this Agreement without such Consent or ratification.

          (B) No action shall be taken by a Partner if it would cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or, without the consent of the General Partner, as a publicly-traded partnership within the meaning of Section 7704 of the Code. A determination of whether such action will have the above described effect shall be based upon a declaratory judgment or similar relief obtained from a court of competent jurisdiction, a favorable ruling from the IRS or the receipt of a written opinion of counsel.

          SECTION 6.4 Compensation; Reimbursement of Expenses. In consideration for the General Partner's services to the Partnership in its capacity as General Partner, the Partnership shall pay on behalf of or reimburse to the General Partner all expenses of the General Partner incurred in connection with the management of the business and affairs of the Partnership, including all employee compensation of employees of the General Partner and indemnity or other payments made pursuant to agreements entered into in furtherance of the Partnership's business. Except as otherwise set forth in this Agreement, the General Partner shall be fully and entirely reimbursed by the Partnership for any and all direct and indirect costs and expenses incurred in connection with the organization and continuation of the Partnership pursuant to this Agreement. In addition, the General Partner shall be reimbursed for all expenses incurred by the General Partner in connection with issuance of additional Partnership Interests.

          SECTION 6.5 Liability for Acts and Omissions.

          (A) The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the other Partners for any act or omission (i) performed or omitted in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of the authority granted by this Agreement and in the best interests of the Partnership or the stockholders of the General Partner or (ii) except to the extent required by applicable law, arising out of or related to the management and control of the business and affairs of the Partnership pursuant to Section
6.1. In exercising its authority hereunder, the General Partner may, but shall not be under any obligation to, take into account the tax consequences to any Partner of any action it undertakes on behalf of the Partnership. Neither the General Partner nor the Partnership shall have any liability as a result of any income tax liability incurred by a Partner as a result of any action or inaction of the General Partner hereunder and, by their execution of this Agreement, the Limited Partners acknowledge the foregoing.

          (B) Unless otherwise prohibited hereunder, the General Partner shall be entitled to exercise any of the powers granted to it and perform any of the duties required of it under this Agreement directly or through any agent. The General Partner shall not be responsible for any misconduct or negligence on the part of any agent; provided, however, that the General Partner selected or appointed such agent in good faith.

          SECTION 6.6 Indemnification.

          (A) The Partnership shall indemnify the General Partner and each director, officer and stockholder of the General Partner and each Person (including any Affiliate) designated as an agent by the General Partner in its reasonable discretion (each, an "Indemnified Party") to the fullest extent permitted under the Act (including any procedures set forth therein regarding advancement of expenses to such Indemnified Party) from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys' fees), judgments, fines, settlements and any other amounts arising out of or in connection with any claims, demands, actions, suits or proceedings (civil, criminal or administrative) relating to or resulting (directly or indirectly) from the operations of the Partnership, in which such Indemnified Party becomes involved, or reasonably believes it may become involved, as a result of the capacity referred to above.

          (B) The Partnership shall have the authority to purchase and maintain such insurance policies on behalf of the Indemnified Parties as the General Partner shall determine, which policies may cover those liabilities the General Partner reasonably believes may be incurred by an Indemnified Party in connection with the operation of the business of the Partnership. The right to procure such insurance on behalf of the Indemnified Parties shall in no way mitigate or otherwise affect the right of any such Indemnified Party to indemnification pursuant to Section 6.6(A) hereof.

          (C) The provisions of this Section 6.6 are for the benefit of the Indemnified Parties, their heirs, successors, assigns and administrators and shall not be deemed to create any rights in or benefit to any other Person.

--------------------------------------------------------------------------------

             ARTICLE VII - ADMINISTRATIVE, FINANCIAL AND TAX MATTERS

--------------------------------------------------------------------------------

          SECTION 7.1 Books and Records. The General Partner shall maintain at the office of the Partnership full and accurate books of the Partnership showing all receipts and expenditures, assets and liabilities, profits and losses, names and current addresses of Partners, and all other records necessary for recording the Partnership's business and affairs. Each Limited Partner shall have, upon written demand and at such Limited Partner's expense, as the case may be, the right to receive true and complete information regarding Partnership matters to the extent required (and subject to the limitations) under Delaware law.

          SECTION 7.2 Annual Audit and Accounting. The books and records of the Partnership shall be kept for financial and tax reporting purposes on the accrual basis of accounting in accordance with generally accepted accounting principles ("GAAP"). The accounts of the Partnership shall be audited annually by a nationally recognized accounting firm of independent public accountants selected by the General Partner (the "Independent Accountants").

          SECTION 7.3 Partnership Funds. The General Partner shall have responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its direct or indirect possession or control. All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signatures as the General Partner may from time to time determine.

          SECTION 7.4 Reports and Notices. The General Partner shall provide all Partners with the following reports no later than the dates indicated or as soon thereafter as circumstances permit:

          (A) By March 31 of each year, Schedule K-1, or such similar form(s) as may be required by the IRS, stating each Partner's allocable share of income, gain, loss, deduction or credit for the prior Fiscal Year;

          (B) Until the earlier of February , 2096 or when E Partner is no longer a Limited Partner, within thirty (30) days after the end of each fiscal quarter, as of the last day of the fiscal quarter, a report containing unaudited financial statements of the Partnership, or of the General Partner if such statements are prepared on a consolidated basis with the General Partner, and such other information as may be legally required or determined to be appropriate by the General Partner; and

          (C) Until the earlier of February , 2096 or when E Partner is no longer a Limited Partner, within seventy five (75) days after the end of each Fiscal Year, as of the close of the Fiscal Year, an annual report containing audited financial statements of the Partnership, or of the General Partner if such statements are prepared on a consolidated basis with the General Partner, presented in accordance with GAAP and certified by the Independent Accountants.

          SECTION 7.5 Tax Matters.

          (A) The General Partner shall be the Tax Matters Partner of the Partnership for federal income tax matters pursuant to Code Section 6231(a)(7)(A). The Tax Matters Partner is authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any federal, state, or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. The Tax Matters Partner shall deliver to the Limited Partners within fifteen (15) business days of the receipt thereof a copy of any notice or other communication with respect to the Partnership received from the IRS (or other governmental tax authority), or any court, in each case with respect to any administrative or judicial proceeding involving the Partnership. The Partners agree to cooperate with each other in connection with the conduct of all proceedings pursuant to this Section 7.5(A).

          (B) The Tax Matters Partner shall receive no compensation for its services in such capacity. If the Tax Matters Partner incurs any costs related to any tax audit, declaration of any tax deficiency or any administrative proceeding or litigation involving any Partnership tax matter, such amount shall be an expense of the Partnership and the Tax Matters Partner shall be entitled to full reimbursement therefor.

          (C) The General Partner shall cause to be prepared all federal, state and local income tax returns required of the Partnership at the Partnership's expense.

          (D) Except as set forth herein, the General Partner shall determine whether to make (and, if necessary, revoke) any tax election available to the Partnership under the Code or any state tax law; provided, however, upon the request of any Partner, the General Partner shall make the election under Code
Section 754 and the Treasury Regulations promulgated thereunder. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership in accordance with the provisions of Code Section 709.

          (E) Each Partner and the Partnership will cooperate with and assist, at its own expense, the Tax Matters Partner in connection with any U.S. Federal, state, local or foreign tax matter affecting the Partnership or any entity in which the Partnership has an interest, including, but not limited to, providing any records or supporting data with respect to assets or liabilities transferred to the Partnership, preparing any tax return or assisting as requested on any audit.

--------------------------------------------------------------------------------

    ARTICLE VIII - TRANSFER OF PARTNERSHIP INTERESTS; ADMISSIONS OF PARTNERS

--------------------------------------------------------------------------------

          SECTION 8.1 Transfer by General Partner. The General Partner may not voluntarily withdraw or Transfer all or any portion of its General Partner Interest. Notwithstanding the foregoing, the General Partner may pledge its General Partner Interest in furtherance of the Partnership's business (including without limitation, in connection with a loan agreement under which the Partnership is a borrower) without the consent of any Partner.

          SECTION 8.2 Obligations of a Prior General Partner. Except as contemplated by the Distribution (as defined in the Master Agreement), upon an Involuntary Withdrawal of the General Partner and the subsequent Transfer of the General Partner's Interest, such General Partner shall (i) remain liable for all obligations and liabilities (other than Partnership liabilities payable solely from Partnership Assets) incurred by it as General Partner before the effective date of such event and (ii) pay all costs associated with the admission of its Successor General Partner. However, such General Partner shall be free of and held harmless by the Partnership against any obligation or liability incurred on account of the activities of the Partnership from and after the effective date of such event, except as provided in this Agreement.

          SECTION 8.3 Successor General Partner. A successor to all of a General Partner's General Partner Interest who is proposed to be admitted to the Partnership as a Successor General Partner shall be admitted as the General Partner, effective upon the Transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In addition, the following conditions must be satisfied:

          (A) The Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;

          (B) An amendment to this Agreement evidencing the admission of such Person as a General Partner shall have been executed by all General Partners and an amendment to the Certificate shall have been filed for recordation as required by the Act, and

          (C) Any consent required under Section 10.1(A) shall have been obtained.

          SECTION 8.4 Restrictions on Transfer and Withdrawal by Limited
Partner.

          (A) No Limited Partner may Transfer all or any portion of its Partnership Interest without first obtaining the Consent of the General Partner, which Consent may be granted or withheld in the sole and absolute discretion of the General Partner. Any such purported transfer undertaken without such Consent shall be considered to be null and void ab initio and shall not be given effect. E Partner may in no event Transfer any portion of its Partnership Interest prior to the irrevocable decision by I Partner not to exercise the option set forth in
Section 9.1.

          (B) No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by clause (A) above or a Transfer pursuant to clause (C) below) of all of his Partnership Units pursuant to this Article VIII or pursuant to a redemption or exchange of all of his Partnership Units pursuant to Article IX. Upon the permitted Transfer or redemption of all of a Limited Partner's Units, such Limited Partner shall cease to be a Limited Partner.

          (C) Upon the Involuntary Withdrawal of any Limited Partner (which shall under no circumstance cause the dissolution of the Partnership), the executor, administrator, trustee, guardian, receiver or conservator of such Limited Partner's estate shall become a Substituted Limited Partner upon compliance with the provisions of Section 8.5(A)(1)-(3).

          (D) No Transfer of Limited Partnership Units shall be made if such Transfer would (i) in the opinion of Partnership counsel, cause the Partnership to be terminated for federal income tax purposes or to be treated as an association taxable as a corporation (rather than a partnership) for federal income tax purposes; (ii) be effected through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Code Section 7704 and the Treasury Regulations thereunder, (iii) in the opinion of Partnership counsel, violate the provisions of applicable securities laws; (iv) violate the terms of (or result in a default or acceleration under) any law, rule, regulation, agreement or commitment binding on the Partnership; (v) cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in
Section 4975(e) of the Code); (vi) in the opinion of counsel to the Partnership, cause any portion of the underlying assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations
Section 2510.3-101; or (vii) result in a deemed distribution to any Partner attributable to a failure to meet the requirements of Treasury Regulations Section 1.752-2(d)(1), unless such Partner consents thereto.

          (E) Prior to the consummation of any Transfer under this Section 8.4, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.

          SECTION 8.5 Substituted Limited Partner.

          (A) No transferee shall become a Substituted Limited Partner in place of its assignor unless and until the following conditions have been satisfied:

          (1) The assignor and transferee files a Notice or other evidence of Transfer and such other information reasonably required by the General Partner, including, without limitation, names, addresses and telephone numbers of the assignor and transferee;

          (2) The transferee executes, adopts and acknowledges this Agreement, or a counterpart hereto, and such other documents as may be reasonably requested by the General Partner, including without limitation, all documents necessary to comply with applicable tax and/or securities rules and regulations; and

          (3) The assignor or transferee pays all costs and fees incurred or charged by the Partnership to effect the Transfer and substitution.

          (B) If a transferee of a Limited Partner does not become a Substituted Limited Partner pursuant to Section 8.5(A), such transferee shall be an Assignee and shall not have any rights to require any information on account of the Partnership's business, to inspect the Partnership's books or to vote or otherwise take part in the affairs of the Partnership (such Partnership Units being deemed to have been voted in the same proportion as all other Partnership Units held by Limited Partners have been voted). Such Assignee shall be entitled, however, to all the rights of an assignee of a limited partnership interest under the Act. Any Assignee wishing to Transfer the Partnership Units acquired shall be subject to the restrictions set forth in this Article VIII.

          SECTION 8.6 Timing and Effect of Transfers. Unless the General Partner agrees otherwise, Transfers under this Article VIII may only be made as of the first day of a fiscal quarter of the Partnership. Upon any Transfer of a Partnership Interest in accordance with this Article VIII or acquisition of a Partnership Interest in accordance with Article IX, the Partnership shall allocate all items of Profit and Loss between the assignor Partner and the transferee Partner in accordance with Article V hereof. The assignor Partner shall have the right to receive all distributions as to which the Record Date precedes the date of Transfer and the transferee Partner shall have the right to receive all distributions thereafter.

          SECTION 8.7 Additional Limited Partners. Other than in accordance with the transactions specified in the Contribution Agreements, after the initial execution of this Agreement and the admission to the Partnership of the Initial Limited Partners, any Person making a Capital

Contribution to the Partnership in accordance herewith shall be admitted as an Additional Limited Partner of the Partnership only (i) with the Consent of the General Partner and (ii) upon execution, adoption and acknowledgment of this Agreement, or a counterpart hereto, and such other documents as may be reasonably requested by the General Partner, including without limitation, the power of attorney required under Section 12.3. Upon satisfaction of the foregoing requirements, such Person shall be admitted as an Additional Limited Partner effective on the date upon which the name of such Person is recorded on the books of the Partnership.

          SECTION 8.8 Amendment of Agreement and Certificate. Upon any admission of a Person as a Partner to the Partnership, the General Partner shall make any necessary amendment to this Agreement to reflect such admission and, if required by the Act, to cause to be filed an amendment to the Certificate.

          SECTION 8.9 Tax Allocation Adjustments; Distributions After Transfer. In the event of a transfer of any Interest, regardless of whether the transferee becomes a substitute Partner, all items of income, gain, loss, deduction and credit for the fiscal period in which the transfer occurs shall be allocated for U.S. Federal income tax purposes between the transferor and the transferee on the basis of the ownership of the Interest at the time the particular item is taken into account by the Partnership for U.S. Federal income tax purposes and assuming that the taxable income, such as "subpart F income" under the Code, resulting from ownership of any foreign corporation is taken into account by the Partnership, when the events occur giving rise to such income, except to the extent otherwise required by Section 706(d) of the Code. Distributions made on or after the effective date of transfer shall be made to the transferee, regardless of when such distributions accrued on the books of the Partnership.

--------------------------------------------------------------------------------

                    ARTICLE IX - PARTNERS' PURCHASE OPTIONS.

--------------------------------------------------------------------------------

          SECTION 9.1 I Partner's Purchase Option.

          (A) Upon the terms and subject to the conditions set forth in this
Article IX, E Partner hereby grants to I Partner an option (the "Option") to purchase E Partner's entire Interest in the Partnership, such Option to be exercisable on January 1, 2004 (the "Exercise Date"). The exercise price for the Option (the "Option Price") shall be equal to 95% of the Fair Market Value (as determined below) of the Partnership (taking into account any indebtedness of the Partnership, including, without limitation, Partner Loans), determined as of the Exercise Date, multiplied by a percentage equal to the Partner's Interest being purchased pursuant to the Option.

          (B) The Partnership shall engage an investment banking firm to be selected by the Partners as provided below (the "Firm") to render an opinion (the "Value Opinion") as to its estimate of the Fair Market Value of the Partnership as of the Exercise Date. In selecting the Firm, the Partners shall first try to mutually agree on one of the four following investment banking firms (the "Eligible Firms"): SBC Warburg Dillon Read Inc., Goldman, Sachs & Co., J.P. Morgan & Co.

and Merrill Lynch & Co. If within 10 days the Partners cannot so mutually agree, then the Partners shall promptly meet in person and on a random basis select one name from among the Eligible Firms. If either Partner objects to the Eligible Firm so selected, another name shall be randomly selected and such process shall continue until such time as the Partners agree on the Eligible Firm selected or there is only one Eligible Firm left, in which case that Eligible Firm shall serve as the Firm, unless it cannot be so engaged, in which case the next to last Eligible Firm selected shall render the Value Opinion in writing to the Partners and the Partnership on or before the 30th day after the Exercise Date and the cost of such opinion shall be borne entirely by the Partnership.

          (C) The Option may be exercised by I Partner by the giving of written notice to E Partner of such exercise at any time within 60 days of the Partners' receipt of the Value Opinion and such Option shall be deemed to be exercised as of such Exercise Date.

          (D) In consideration for the grant by E Partner of the Option, I Partner agrees to pay, or cause to be paid, to E Partner an amount equal to the Option Price plus interest on such amount at a rate per annum equal to the three-month London Interbank Offered Rate (LIBOR) as published in The Wall Street Journal from the Exercise Date to the date of payment. Payment of the Option Price for the Option exercised and such interest shall be made in immediately available funds on or before the tenth day following the giving of notice pursuant to Section 9.1(C) for which the Option was exercised. Upon payment of the Option Price and such interest, the Percentage Interest of E Partner shall automatically be decreased to zero and the Percentage Interest of I Partner shall be increased by a similar percentage.

          SECTION 9.2 E Partner's Right of Offer. If I Partner decides to sell all or a part of its Percentage Interest in the Partnership, I Partner, at least 60 days before the closing date of such sale, shall inform E Partner of its intention to make such a sale. E Partner shall have the right to offer to acquire all or a portion of I Partner's Percentage Interest in the Partnership, but I Partner shall not in any way be required to sell all or any of its Percentage Interest to E Partner pursuant to any offer submitted by E Partner.

--------------------------------------------------------------------------------

                     ARTICLE X - DISSOLUTION AND LIQUIDATION

--------------------------------------------------------------------------------

          SECTION 10.1 Term and Dissolution. The Partnership commenced as of February , 1998, and shall continue until February , 2096, at which time the Partnership shall dissolve or until dissolution occurs prior to that date for any one of the following reasons (each, an "Event of Termination"):

          (A) An Involuntary Withdrawal or a voluntary withdrawal, even though in violation of this Agreement, of the General Partner unless, within ninety
(90) days after such event of withdrawal, a majority of the Limited Partners remaining agree in writing to the continuation of the Partnership and to the appointment of a Successor General Partner;

          (B) Entry of a decree of judicial dissolution of the Partnership under the Act;

          (C) The sale, exchange or other disposition of all or substantially all of the Partnership Assets;

          (D) The dissolution, winding-up, cessation of business, withdrawal or removal of all of the Partners; or

          (E) The affirmative vote of the holders of not less than two-thirds of the Limited Partner Interests.

          SECTION 10.2 Winding-Up. Upon the occurrence of an Event of Termination, if the Partnership is not continued as provided herein, the Partnership affairs shall be wound up as follows:

               (a) The General Partner shall cause to be made a proper accounting of the Capital Account of each Partner and of the Profits and Losses of the Partnership from the date of the last previous accounting to the date of dissolution. Financial statements presenting such accounting shall include a report of a certified public accountant. The General Partner shall also cause to be prepared a statement of the assets and liabilities of the Partnership as of the date of dissolution.

               (b) The assets and properties of the Partnership shall be liquidated as promptly as possible, and receivables collected, subject to Section 10.5, all in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, the Partners may determine not to sell, or authorize the sale of, all or any portion of the assets and properties of the Partnership, in which event such assets and properties shall be distributed in kind pursuant to Section 10.3(A).

          SECTION 10.3 Liquidation of Partnership Assets.

          (A) Subject to Section 10.3(E), in the event of dissolution pursuant to Section 10.1, the Partnership shall continue solely for purposes of winding up the affairs of, achieving a final termination of, and satisfaction of the creditors of, the Partnership. The General Partner (or, if there is no General Partner remaining, any Person elected by a majority in interest of the Limited Partners (the "Liquidator")) shall be responsible for oversight of the winding up and dissolution of the Partnership. The Liquidator shall obtain a full accounting of the assets and liabilities of the Partnership and shall obtain a report of a certified public accountant and such Partnership Assets shall be liquidated as promptly as the Liquidator is able to do so without any undue loss in value, with the proceeds therefrom applied and distributed in the following order:

          (1) First, to the discharge of Partnership debts and liabilities to creditors other than Partners;

          (2) Second, to the discharge of Partnership debts and liabilities to the Partners (including Partner Loans); and

          (3) The balance, if any, to the Partners in accordance with their positive Capital Accounts after giving effect to all contributions, distributions and allocations for all periods.

          (B) In accordance with Section 10.3(A), the Liquidator shall proceed without any unnecessary delay to sell and otherwise liquidate the Partnership Assets; provided, however, that if the Liquidator shall determine that an immediate sale of part or all of the Partnership Assets would cause undue loss to the Partners, the Liquidator may defer the liquidation except (i) to the extent provided by the Act or (ii) as may be necessary to satisfy the debts and liabilities of the Partnership to Persons other than the Partners.

          (C) If, in the sole and absolute discretion of the Liquidator, there are Partnership Assets that the Liquidator will not be able to liquidate, or if the liquidation of such assets would result in undue loss to the Partners, the Liquidator may distribute such Partnership Assets to the Partners in-kind, in lieu of cash, as tenants-in-common in accordance with the provisions of Section 10.3(A). The foregoing notwithstanding, such in-kind distributions shall only be made if in the Liquidator's good faith judgment that is in the best interest of the Partners.

          (D) Upon the complete liquidation and distribution of the Partnership Assets, the Partners shall cease to be Partners of the Partnership, and the Liquidator shall execute, acknowledge and cause to be filed all certificates and notices required by law to terminate the Partnership. Upon the dissolution of the Partnership pursuant to Section 10.1, the Liquidator shall cause to be prepared, and shall furnish to each Partner, a statement setting forth the assets and liabilities of the Partnership. Promptly following the complete liquidation and distribution of the Partnership Assets, the Liquidator shall furnish to each Partner a statement showing the manner in which the Partnership Assets were liquidated and distributed.

          (E) Notwithstanding the foregoing provisions of this Section 10.3, in the event that the Partnership shall dissolve as a result of the expiration of the term provided for herein or as a result of the occurrence of an event of the type described in Section 10.1(B) or (C), then each Limited Partner shall be deemed to have delivered a Redemption Notice on the date of such dissolution. In connection with each such Redemption Notice, the General Partner shall have the option of either (i) complying with the redemption procedures contained in
Article IX or (ii) at the request of any Limited Partner, delivering to such Limited Partner, Partnership property approximately equal in value (after taking into account the liabilities hereto referred to) the amount otherwise distributable to such Partner under Section 10.3(A)(3) hereof upon the assumption by such Limited Partner of such Limited Partner's proportionate share of the Partnership's liabilities and payment by such Limited Partner (or the Partnership) of any excess (or deficiency) of the value of the property so delivered over the amount otherwise distributable to such Partner under Section 10.3(A)(3). In lieu of requiring such Limited Partner to assume its proportionate share of Partnership liabilities, the General Partner may deliver to such Limited Partner unencumbered Partnership property approximately equal in value to the amount otherwise distributable to such Partner under Section 10.3(A)(3).

          SECTION 10.4 Effect of Treasury Regulations.

          (A) In the event the Partnership is "liquidated" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article X to the General Partner and the Limited Partners, who have positive Capital Accounts in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions (without regard to this Section 10.3(A)), distributions and allocations), such Partner shall have no obligation to make any contribution to the capital of the Partnership. Any deficit restoration obligation pursuant to the provisions hereof shall be for the benefit of creditors of the Partnership or any other Person to whom any debts, liabilities, or obligations are owed by (or who otherwise has any claim against) the Partnership or the general partner, in its capacity as General Partner of the Partnership.

          (B) In the event the Partnership is "liquidated" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but there has been no dissolution of the Partnership under Section 10.1 hereof, then the Partnership Assets shall not be liquidated, the Partnership's liabilities shall not be paid or discharged and the Partnership's affairs shall not be wound up. In the event of such a liquidation there shall be deemed to have been a distribution of Partnership Assets in kind to the Partners in accordance with their respective Capital Accounts followed by a recontribution of the Partnership Assets by the Partners also in accordance with their respective Capital Accounts.

          SECTION 10.5 Time for Winding-Up. Anything in this Article X notwithstanding, a reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of the Partnership Assets in order to minimize any potential for losses as a result of such process. During the period of winding-up, this Agreement shall remain in full force and effect and shall govern the rights and relationships of the Partners inter se.

--------------------------------------------------------------------------------

                      ARTICLE XI - AMENDMENTS AND MEETINGS

--------------------------------------------------------------------------------

          SECTION 11.1 Amendment Procedure.

          (A) Amendments to this Agreement may be proposed by the General Partner. An amendment may be made by the General Partner without the Consent of any Limited Partner; provided, however, that no amendment shall be adopted if it would (i) convert a Limited Partner's Partnership Interest into a general partner interest, (ii) increase the liability of a Limited Partner under this Agreement, (iii) except as otherwise permitted in this Agreement, alter the amount of or a Partner's rights to distributions set forth in Article V or X, or the allocations set forth in Article IV, (iv) cause the early termination of the Partnership (other than pursuant to the terms hereof) or (v) amend this Section 11.1(A) or any provision contained in Article IX, in each case without the Consent of each Partner adversely affected thereby. In connection with any proposed amendment of this Agreement requiring Consent, the General Partner shall either call a meeting to solicit the vote of the Partners or seek the written vote of the Partners to such amendment. In the case of a request for a written vote, the General Partner shall be authorized to impose such reasonable time limitations for response, but in no event less than ten (10) days, with the failure to respond being deemed a vote consistent with the vote of the General Partner.

          (B) Notwithstanding the foregoing, amendments may be made to this Agreement by the General Partner, without the Consent of any Limited Partner, to
(i) add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein; (ii) cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein or make any other provisions with respect to matters or questions arising hereunder which will not be inconsistent with any other provision hereof; (iii) reflect the admission, substitution, termination or withdrawal of Partners in accordance with this Agreement; or (iv) satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law. The General Partner shall reasonably promptly notify the Limited Partners whenever it exercises its authority pursuant to this
Section 11.1(B).

          (C) Within ten (10) days of the making of any proposal to amend this Agreement, the General Partner shall give all Partners Notice of such proposal (along with the text of the proposed amendment and a statement of its purposes).

          SECTION 11.2 Meetings and Voting.

          (A) Meetings of Partners may be called by the General Partner. The General Partner shall give all Partners Notice of the purpose of such proposed meeting not less than seven (7) days nor more than thirty (30) days prior to the date of the meeting. Meetings shall be held at a reasonable time and place selected by the General Partner. Whenever the vote or Consent of Partners is permitted or required hereunder, such vote or Consent shall be requested by the General Partner and may be given by the Partners in the same manner as set forth for a vote with respect to an amendment to this Agreement in Section 11.1(A).

          (B) Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action to be taken is signed by the Partners owning Percentage Interests required to vote in favor of such action, which consent may be evidenced in one or more instruments. Consents need not be solicited from any other Partner if the written consent of a sufficient number of Partners has been obtained to take the action for which such solicitation was required.

          (C) Each Limited Partner may authorize any Person or Persons, including without limitation the General Partner, to act for him by proxy on all matters on which a Limited Partner may participate. Every proxy (i) must be signed by the Limited Partner or his attorney-in-fact, (ii) shall expire eleven
(11) months from the date thereof unless the proxy provides otherwise and (iii) shall be revocable at the discretion of the Limited Partner granting such proxy.


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                     ARTICLE XII - MISCELLANEOUS PROVISIONS

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          SECTION 12.1 Title to Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or, in the name of its nominee, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities.

          SECTION 12.2 Other Activities of Limited Partners. Except as expressly provided otherwise in this Agreement or in any other agreement entered into by a Limited Partner or any Affiliate of a Limited Partner and the Partnership, the General Partner or any Subsidiary of the Partnership or the General Partner, any Limited Partner or any Affiliate of any Limited Partner may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not such other enterprises shall be in competition with any activities of the Partnership, the General Partner or any Subsidiary of the Partnership or the General Partner; and neither the Partnership, the General Partner, any such Subsidiary nor the other Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

          SECTION 12.3 Power of Attorney.

          (A) Each Partner hereby irrevocably appoints and empowers the General Partner (which term shall include the Liquidator, in the event of a liquidation, for purposes of this Section 12.3) and each of their authorized officers and attorneys-in-fact with full power of substitution as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead to:

          (1) make, execute, acknowledge, publish and file in the appropriate public offices (a) any duly approved amendments to the Certificate pursuant to the Act and to the laws of any state in which such documents are required to be filed; (b) any certificates, instruments or documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Partnership is doing or intends to do business; (c) any other instrument which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partner deems advisable to file; (d) any documents which may be required to effect the continuation of the Partnership, the admission, withdrawal or substitution of any Partner pursuant to Article VIII, dissolution and termination of the Partnership pursuant to
Article X, or the surrender of any rights or the assumption of any additional responsibilities by the General Partner; (e) any document which may be required to effect an amendment to this Agreement to correct any mistake, omission or inconsistency, or to cure any ambiguity herein, to the extent such amendment is permitted by Section 11.1(B); and (f) all instruments (including this Agreement and amendments and restatements hereof) relating to the determination of the rights, preferences and privileges of any class or series of Partnership Units issued pursuant to Section 4.2(B) of this Agreement; and


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          (2) sign, execute, swear to and acknowledge all voting ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the General Partner, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement and appropriate or necessary, in the sole discretion of the General Partner, to effectuate the terms or intent of this Agreement.

          (B) Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XI or as may be otherwise expressly provided for in this Agreement.

          (C) The foregoing grant of authority (i) is a special power of attorney, coupled with an interest, and it shall survive the Involuntary Withdrawal of any Partner and shall extend to such Partner's heirs, successors, assigns and personal representatives; (ii) may be exercised by the General Partner for each and every Partner acting as attorney-in-fact for each and every Partner; and (iii) shall survive the Transfer by a Limited Partner of all or any portion of its Interest and shall be fully binding upon such transferee; except that the power of attorney shall survive such assignment with respect to the assignor Limited Partner for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect the admission of the transferee as a Substitute Limited Partner. Each Partner hereby agrees to be bound by any representations made by the General Partner, acting in good faith pursuant to such power of attorney. Each Partner shall execute and deliver to the General Partner, within fifteen (15) days after receipt of the General Partner's request therefor, such further designations, powers of attorney and other instruments as the General Partner deems necessary to effectuate this Agreement and the purposes of the Partnership.

          SECTION 12.4 Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery, (i) if to a Limited Partner, at the most current address given by such Limited Partner to the General Partner by means of a notice given in accordance with the provisions of this Section 12.4, which address initially is the address contained in the records of the General Partner, or (ii) if to the General Partner, 330 South Warminster Road, Hatboro, Pennsylvania 19040, Attn:
President.

          All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if hand delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; or when receipt is acknowledged, if telecopied.

          SECTION 12.5 Further Assurances. The parties agree to execute and deliver all such documents, provide all such information and take or refrain from taking any action as may be necessary or desirable to achieve the purposes of this Agreement and the Partnership.


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          SECTION 12.6 Titles and Captions. All article or section titles or captions in this Agreement are solely for convenience and shall not be deemed to be part of this Agreement or otherwise define, limit or extend the scope or intent of any provision hereof.

          SECTION 12.7 Applicable Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the law of the Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws.

          SECTION 12.8 Binding Agreement. This Agreement shall be binding upon the parties hereto, their heirs, executors, personal representatives, successors and permitted assigns.

          SECTION 12.9 Waiver of Partition. Except as may be otherwise provided by law in connection with the winding-up, liquidation and dissolution of the Partnership, each of the parties hereto irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any property of the Partnership.

          SECTION 12.10 Counterparts and Effectiveness. This Agreement may be executed in several counterparts, which shall be treated as originals for all purposes, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart. Any such counterpart shall be admissible into evidence as an original hereof against each Person who executed it. The execution of this Agreement and delivery thereof by facsimile shall be sufficient for all purposes, and shall be binding upon any party who so executes.

          SECTION 12.11 Survival of Representations. All representations and warranties herein shall survive the dissolution and final liquidation of the Partnership.

          SECTION 12.12 Entire Agreement. This Agreement (and all Exhibits hereto) contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein.

          SECTION 12.13 Property Rights . All books, records and accounts maintained exclusively for the Partnership (including, without limitation, marketing reports and all other data whether stored on paper or in electronic or other form), and any contracts or agreements entered into by or exclusively on behalf of the Partnership, and all technology developed by the Partnership shall at all times be the exclusive property of the Partnership. All property (real or personal or mixed) purchased with Partnership funds, and all moneys held or collected for or on behalf of the Partnership shall at all times be the exclusive property of the Partnership.


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          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the day and year first above written.

General Partner: ICC DESICCANT TECHNOLOGIES, INC.


                                            By:
                                                -------------------------------
                                                Name:
                                                Title:


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